Exhibit 99.1

MGE Energy Increases Dividend

Company has paid cash dividends for 99 years

Madison, Wis., Aug. 15, 2008—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend to $0.3617 per share on the company's common stock. The dividend is payable Sept. 15, 2008, to shareholders of record Sept. 1, 2008. With this increase, the new dividend is equivalent to an annual rate of $1.4468 per share.

"We have a solid track record of dividends for our investors," said Gary J. Wolter, MGE Energy's chairman, president and CEO. "MGE Energy is one of only six investor-owned electric utilities that have increased dividends for 30 or more years," said Wolter.

The company has increased its dividends annually for the past 33 years. MGE Energy is listed as a Dividend Achiever by Mergent, a financial information publisher. Mergent calls the 300 companies on its list "the top tier of U.S. industry."

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 136,000 customers in Dane County, Wis., and purchases and distributes natural gas to 140,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

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Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com